Friday, January 26, 4:45PM Eastern Time

Press Release

SOURCE: GameTech International, Inc.

GameTech Reports Fiscal Year 2006 Financial Results

Company Highlights:
* GameTech reports earnings per share at $0.34, up 200+% over fiscal 2005.

*Net income of $4.4 million realized for fiscal year 2006 compared to net income of $1.3 million in fiscal 2005.

* Fiscal 2006 revenue of $49.3 million, down 0.7% from fiscal 2005; fourth quarter at $12.0 million compared with $12.1 million in 2005.

RENO, Nev., January 26 -- GameTech International, Inc., a leading designer, developer and marketer of electronic bingo equipment and bingo systems, today announced financial results for the Company's fourth quarter and fiscal year ended October 31, 2006.

The Company realized net income of $4.4 million for fiscal year 2006 or $0.34 per fully diluted share in comparison with 2005 net income of $1.3 million, or $0.11 per fully diluted share. Fiscal 2006 revenue was $49.3 million, 0.7% behind 2005 revenue of $49.7 million. The reduction in revenue can be attributed to several factors including increased regional competition and pricing pressures, a continued migration of commercial accounts to more profitable slot machine style gaming over bingo, hall closures and the elimination of certain unprofitable accounts. The revenue reduction was offset in part by increases in certain states and countries and the continued popularity and rollout of our Traveler terminals. Gross margin improved slightly during the year, driven mostly by several product lines becoming fully depreciated, offset by the infusion of new products into the market in the second half of the year. Operating expenses were significantly improved due to reductions in litigation costs, reductions in personnel related costs, and reduced, but more focused research and development project costs, partially offset by certain severance costs.

Net income increased in the fourth quarter to $1.0 million or $0.08 per fully diluted share compared with a net income of $947,000 equal to $0.07 per fully diluted share in the same period in 2005. Net revenue for the fourth quarter reached $12.0 million, down from $12.1 million for the same period in 2005, driven by hall closures and a general decrease in attendance during that period.

"2006 marked a year of significant product development and continued expense reduction. During the fiscal year we launched the Tracker, our low cost color portable unit. At the G2E this past November in Las Vegas, we introduced several new products including our 2-way wireless devices and network, and the GameTech Mini our next generation wireless device that provides us the platform to enter the market with other forms of gaming outside the Bingo market.” said Jay Meilstrup, GameTech's President and Chief Executive Officer. “The development of system compatibility within international markets sets the path for fiscal 2007 and our ability to expand in foreign markets such as Mexico and the UK".

GameTech International is a leading designer, developer and marketer of a comprehensive line of electronic bingo equipment, including hand-held bingo terminals, fixed-base terminals, and turnkey accounting and management software systems. The Company supports its bingo operator customers with products that typically increase play, revenue and profits, and with software customized to enhance management and operations, all backed by unparalleled customer service and support.

Statements contained in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the potential effects of the definitive agreement with, and the acquisition of, Summit, our potential expansion of our domestic and international business and markets, new product and product feature developments, the success of our strategic opportunities and initiatives, and expectations relating to financial and operating results. GameTech cautions that these statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include whether we will be able to obtain the financing and licenses required to complete the acquisition of Summit, our ability to successfully integrate, operate and grow Summit’s business, our dependence on the bingo industry and Summit’s dependence on the video lottery terminal business, risks associated with rapid technological change, our ability to retain customers and secure new customers, risks of changes in regulations, reliance on the Texas market, and competition. These and other factors are disclosed and discussed in more detail in documents filed by the Company with the Securities and Exchange Commission, including under Item 1A “Risk Factors” in the Company’s most recently filed Form 10-K and Form 10-Q.

GAMETECH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Three Months Ended October 31,		Year Ended October 31,
	2006	2005	2006	2005
	(Unaudited)		(Audited)

Net Revenue	$11,979	$12,141	$49,289	$49,651

Cost of revenue	5,209	4,918	19,929	20,304
Gross profit	6,770	7,223	29,360	29,347

Operating expenses:
General and
administrative	1,605	2,201	8,303	11,406
Sales and marketing	2,752	2,898	11,041	11,952
Research and
development	658	1,038	2,885	4,058
Loss contingencies	34	105	133	137
Total operating
expenses	5,049	6,242	22,362	27,553

Income from
operations	1,721	981	6,998	1,794

Interest and other
income, net	118	35	346	76
Income before
income taxes	1,839	1,016	7,344	1,870
Provision for
income taxes	803	69	2,961	534
Net income	$1,036	$947	$4,383	$1,336

Basic net income
(loss) per share	$0.08	$0.07	$0.36	$0.11
Diluted net income
(loss) per share	$0.08	$0.07	$0.34	$0.11

Weighted average
number of common
shares
Basic	12,401	11,876	12,181	11,868
Diluted	12,894	11,941	12,757	11,960

Select Balance Sheet Data	October 31, 2006	October 31, 2005
	(Audited)	(Audited)
Cash and cash equivalents	$5,411	$6,330
Short-term investments	$7,408	$503
Restricted short-term investments	$4,515	$4,581
Total current assets	$23,984	$18,625
Total assets	$59,214	$51,130
Total current liabilities	$8,572	$7,801
Total liabilities	$9,380	$9,241
Total stockholders' equity	$49,834	$41,889
Total liabilities and stockholders' equity	$59,214	$51,130

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles ("GAAP"), GameTech believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of GameTech's past financial performance, and provides useful information to the investor because EBITDA is used by virtually all companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure in analyzing GameTech's performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:

Reconciliation of U.S. GAAP Net Income to EBITDA
(Dollars in thousands)

	Three Months Ended October 31,		Year Ended October 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Net income	$1,036	$947	$4,383	$1,336
Add back:
Amortization and
depreciation	$2,622	$2,609	$10,317	$11,427
Interest (income)
and other (income)
expense, net	$(118)	$(35)	$(346)	$(76)

Provision for
income taxes	$803	$69	$2,961	$534

EBITDA	$4,343	$3,590	$17,315	$13,221